Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS RELEASE
Triad Guaranty Inc.
NASDAQ Symbol: TGIC
www.triadguaranty.com

Contact:	William T. Ratliff, III Chairman

800-366-1010 wtr3@NewSouthFederal.com
TRIAD GUARANTY ELECTS
DURHAM TO BOARD OF DIRECTORS
WINSTON-SALEM, NC, September 22, 2006—Triad Guaranty Inc. (NASDAQ: TGIC) announced that its Board of Directors has elected H. Lee Durham a director of the company. Mr. Durham is an independent director and will serve on the Audit Committee. His appointment increases the number of board members to eight.
“We are very pleased to have Lee joining our board,” stated William T. Ratliff, III, Chairman of the Board, Triad Guaranty Inc. “Lee is energetic, personable, and very knowledgeable about corporate governance. He also brings broad and deep experience in auditing and accounting.”
Mr. Durham has been on the board of First Citizens BancShares, Inc. since 2003 and serves as Chair of the Audit Committee. From 1990 to 2002 he was with PricewaterhouseCoopers in a number of senior management positions. From 1980 to 1990 he was with Durham, Martin, Jenkins & Co., a firm he founded and grew until it was merged into Coopers & Lybrand.
Mr. Durham is a graduate of the Virginia Polytechnic Institute where he received a Bachelor of Science degree in Accounting in 1970.
Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the Company’s web site at http://www.triadguaranty.com.